Exhibit 15.1


   November 14, 2002


   Stratus Properties Inc.
   98 San Jacinto Blvd.
   Austin, TX  78701

   Gentlemen:

   With respect to the unaudited financial information of Stratus Properties Inc. (the "Company") for the nine month period ended September 30, 2002, incorporated by reference in the Company's Registration Statements (File Nos. 33-78798, 333-31059 and 333-52995) and its Form 10-Q/A (Amendment No.
   1) for the quarter ended September 30, 2002, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 4, 2002, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,



   PricewaterhouseCoopers LLP